Exhibit 99.3

Consent

I, Michael P. Glimcher, hereby consent to being named in the proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Washington Prime Group Inc.  (“WPG”) (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of September 16, 2014, among WPG, Washington Prime Group, L.P., WPG Subsidiary Holdings I, LLC, WPG Subsidiary Holdings II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership as a person who will become a director of WPG.

/s/ Michael P. Glimcher
Michael P. Glimcher

Dated: October 27, 2014